                                                                     EXHIBIT 4.1

Rules of the Amgen Limited
Sharesave Plan

1.   Definitions

     In these Rules:

1.1  the following words and expressions have the following meanings:

     "Act"                          the Income and Corporation Taxes Act 1988;

     "Associated Company"           an associated company of the Company within
                                    the meaning of Section 187(2) of the Act;

     "Auditors"                     the auditors nominated by the Directors for
                                    the purposes of the Plan;

     "Bonus Date"                   the date on which a bonus becomes payable
                                    under the relevant Savings Contract after payment of 36 Savings Contributions;

     "Business Day"                 any day on which Shares may be dealt in on
                                    the U.S. NASDAQ Stock Market National Market system (or such other system exchange on which the shares are then traded);

     "Company"                      Amgen Limited;

     "Contractual Savings Scheme"   the arrangement specified for the time being
                                    by the Directors under which Savings
                                    Contributions are made by a Participant in accordance with the Plan, such arrangement being a certified contractual savings scheme within the meaning of Section 326 of the Act which has been approved by the Commissioners of Inland Revenue for the purposes of
                                    Schedule 9 to the Act;

     "Control"                      the meaning given to that expression in
                                    Section 840 of the Act;

     "Date of Exercise"             the meaning given to that expression in Rule
                                    5.2

     "Date of Grant"                the date on which the Directors grant an
                                    Option in accordance with the terms of Rule
                                    2;

     "Date of Invitation"           the date on which any notice is given
                                    pursuant to Rule 2.1;

     "Directors"                    The board of directors for the time being
                                    of the Company or a duly appointed
                                    committee thereof;

     "Eligible Employee"            any person (including a full-time director)
                                    who at any Date of Invitation is in the
                                    employment of any Participating Company and who has been in that employment for at least one day and who is then chargeable to tax in respect of such employment under Case I of Schedule E; or such other person in the employment of a Participating Company as the Directors may decide. For the purposes of this paragraph "full-time" shall mean having a normal contractual working week of 25 hours or more, excluding meal breaks;

     "Employment"                   employment with the Company and/or any
                                    company under the Control of the Company or any Associated Company or with any Jointly-owned Company and "ceasing to be in Employment" shall be construed as ceasing to be employed by all such companies;

     "Exchange Rate"                the actual rate of exchange prevailing on
                                    conversion at the Date of Exercise of a
                                    Participant's payment for the exercise of an Option from Pounds Sterling to US Dollars;

     "Exercise Notice"              the meaning given to that expression in
                                    Rule 4.3;

     "Group" the Company and all its Subsidiaries and Jointly-owned Companies;

     "Jointly-owned Company"        (a)    a company which is not under the
                                           Control of any single person; and

                                    (b)    under the Control of two persons
                                           between them one of such persons
                                           being the Company; and

                                    (c)    not a participating company in any
                                           other company's group scheme (as
                                           those terms are defined in paragraph
                                           1 of Schedule 9 to the Act )

                                    and any other company which is under the Control of a company which meets the conditions in paragraphs (a), (b) and (c) above and is not itself a participating company in any other company's group scheme (as those terms are defined in paragraph 1 of Schedule 9 to the Act);

     "Minimum Savings Contribution" (Pounds)10 or such other amount specified by the Directors from time to time, which shall be no greater than the amount for the time being specified by paragraph 24(2)(b) of
                                    Schedule 9 to the Act and no lower than the minimum Savings Contribution permitted by the relevant Contractual Savings Scheme;

     "Option" the right granted or to be granted on any particular Date of Grant to acquire Shares in accordance with the Rules;

     "Option Certificate"           a certificate evidencing an Option as
                                    referred to in Rule 2.6;

     "Option Price"                 the price in US Dollars for the acquisition
                                    of a Share comprised in any Option which shall be determined by the Directors and shall (subject to the provisions of Rules 6) be not less than an amount equal to 80 per cent of the market value of a Share determined in accordance with sections 272 and 273 of the Taxation of Chargeable Gains
                                    Act 1992 and agreed for the purposes of the Amgen Limited Sharesave Plan with the Shares
                                    Valuation Division of the Inland Revenue for the Business Day last preceding the relevant
                                    Date of Invitation;

     "Parent Company"               Amgen Inc. incorporated in the state of
                                    Delaware in the United States of America;

     "Participant"                  any person (including, where the context
                                    permits, the legal personal representatives of such a person) who holds an Option;

     "Participating Company"        the Company and any other company within the
                                    Group which the Directors have determined shall be a Participating Company for the purposes of the Plan provided that any Jointly-owned Company which ceases to be a Jointly-owned Company and which does not then become a Subsidiary shall cease to be a Participating Company;

     "Plan"                         this Plan, being the Amgen Limited Sharesave
                                    Plan as adopted by the Directors on [     ,
                                    1998] and as amended from time to time;

     "Record Date"                 in relation to any particular payment of
                                   dividend or other right attaching to Shares the date on which the Parent company determines, in accordance with Delaware law, the Parent Company By-Laws and the Parent
                                   Company Certificate of Incorporation, a date to be the record date for holders of the shares;

     "Redundancy"                  redundancy within the meaning of the
                                   Employment Rights Act 1996;

     "Retirement"                  retirement on reaching age 60 or any other
                                   age at which a Participant is bound to
                                   retire in accordance with the terms of his contract of employment;

     "Rules" these rules together with any amendment thereto effected in accordance with Rule 7;

     "Savings Contract"            a savings contract entered into under a
                                   Contractual Savings Scheme;

     "Savings Contract Repayment"  in respect of a Savings Contract the amount in US Dollars at the Exchange Rate of the repayment of a person's Savings Contributions plus any bonus or, if the Option is exercised before the Bonus Date, any interest;

     "Savings Contribution"        the amount payable per month by a Participant
                                   by way of contributions under a Savings
                                   Contract in respect of any Option which
                                   amount shall normally be paid by means of periodic deductions from the Participant's remuneration by his employer and shall be an integral multiple of (Pounds)1 and shall be not less than the Minimum Savings
                                   Contribution;

     "Share" a share in the common stock, par value $.0001 per share, of the Parent Company which complies with the provisions of paragraphs 10 to 14 of Schedule 9 to the Act;

     "Subsidiary"                  a company which is both under the Control of
                                   the Company and a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

     "Withdrawal Notice"           the meaning given to that expression by Rule
                                   4.3.

1.2  Where the context so admits

     1.2.1 words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine;

     1.2.2 any reference to a statute (or a particular Chapter, Part or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder.

2    OFFER AND GRANT OF OPTIONS

2.1 At such time as the Directors shall in their absolute discretion determine following the date of approval of the Plan by the Commissioners of Inland Revenue, they may give notice to each Eligible Employee on similar terms that he is invited to apply for an Option and such notice shall specify:

     2.1.1  the Option Price;

     2.1.2 the period, being not less than fourteen days nor more than twenty-one days from the Date of Invitation during which he may apply for an Option in accordance with Rule 2.2;

     2.1.3  the Minimum Savings Contribution in respect of the offer;

     2.1.4 the maximum aggregate Savings Contribution permitted under Rule 3.1; and

     2.1.5 that the Option will normally be exercisable using the proceeds of a Savings Contract on the Bonus Date.

2.2 Subject to Rule 2.7, following any notice to an Eligible Employee by the Directors pursuant to Rule 2.1, he may apply for an Option by completing and returning an application in such form (not inconsistent with the provisions of the Plan) as the Directors may from time to time determine. Such form shall specify the Savings Contribution which he wishes to pay and authorise the deduction of the Savings Contribution from his remuneration. It must be accompanied by a signed form of application concerning his entry into a Savings Contract, such form to be in terms acceptable to the body administering the Contractual Savings Scheme.

2.3 Within thirty days following the Business Day referred to in the definition of Option Price in Rule 1.1 the Directors shall, in respect of each Eligible Employee who has made a valid application and who remains in the employment of any Participating Company, grant an Option stated to be over the number of Shares the aggregate of the Option Prices of which is as nearly as possible equal to, but not in excess of, the Savings Contract Repayment. No fractional shares shall be issued upon the exercise of rights granted under the Plan.

2.4  Notwithstanding any provision of any other of these Rules whatsoever:

     2.4.1 the Plan shall not form part of any contract of employment between the Parent Company, the Company, a Subsidiary, a group or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the Options themselves) whatsoever against the Parent Company, the Company, a Subsidiary, a group or Associated Company or their officers, directors, employees, agents or assigns directly or indirectly or give rise to any cause of action at law or in equity against the Parent Company, the Company, a Subsidiary, a group or any Associated Company or their officers, directors, employees, agents or assigns;

     2.4.2 the benefits to the Participants under the Plan shall not form part of their wages or remuneration or count as pay or remuneration for pension or other purposes;

     2.4.3 the Grant of Options to a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms and conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Company in the Group or the Parent Company or any subsidiary of the Parent Company which is not a member of the Group shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996);

     2.4.4 No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"). If on a Date of Exercise of any Options granted hereunder the Plan is not so registered, no rights granted under the Plan shall be exercised on said Date of Exercise and the Date of Exercise shall be delayed until the Plan is subject to such an effective registration statement, except that the Date of Exercise shall not be delayed more than two (2) months and the Date of Exercise shall in no event be later than the last date on which the Option can be exercised under Rule 4. If on the Date of Exercise of any Option granted hereunder, as delayed to the maximum extent permissible, the Plan is not registered the Option shall lapse.

2.5 An Option shall be personal to the Participant and shall not be assignable and any purported assignment, transfer, charge, disposal or dealing with the rights or interests of the Participant under the Plan shall render the Option void. However, on the death of a Participant, an Option shall be capable of being exercised by his legal personal representatives in accordance with the provisions of Rule 4.

2.6 As soon as is practicable upon the grant of an Option to a person pursuant to Rule 2.3 the Directors shall issue to the said person an Option Certificate evidencing such Option. The Option Certificate shall specify the estimated number of Shares comprised in the Option based on current exchange rates at the Date of Grant, the Date of Grant and the Option Price in respect of each such Share and shall be otherwise in such form (not inconsistent with the provisions of the Plan) as the Directors may from time to time determine. If any such certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Directors may reasonably require.

2.7 No Option shall be granted to any person (i) unless he is an employee of a Participating Company on the Date of Grant or (ii) if such person is ineligible to participate in the Plan by virtue of the provisions of paragraph 8 of Schedule 9 to the Act.

3    Individual participation limits

3.1 The aggregate of the Savings Contributions being made at any time by a Participant under the Plan (and any contributions then being made under certified contractual savings schemes linked to any other savings-related scheme or schemes approved under Schedule 9 to the Act) shall not exceed (Pounds)250 per month (or such other amount as the Directors may determine as may be permitted pursuant to paragraph 24 of Schedule 9 to the Act).

3.2 Applications made under Rule 2.2 shall be scaled down, if necessary, to ensure that the number of shares which may be issued on the exercise in full of all Options granted on any Date of Grant shall not exceed 100,000 Shares on the assumption that the prospective savings contract repayment for each Eligible Employee to whom an Option is to be granted on such Date of Grant is converted into U.S. dollars at the exchange rate prevailing on that Date of Grant. Any scaling down shall be done by the Directors who shall reduce the excess over (Pounds)10 of the monthly savings contributions chosen by each applicant on a pro rata basis and to the extent necessary.

     Each application under Rule 2.2 shall then be deemed to have been modified or withdrawn in accordance with the said scaling down and the Directors shall amend each application for a Savings Contract to reflect any resulting reduction in monthly savings contributions.

4    EXERCISE AND LAPSE OF OPTIONS

4.1 An Option shall be capable of being exercised in whole or in part following the earliest of :-

     4.1.1 the Bonus Date if the Participant is an employee or director of a Participating Company;

     4.1.2 the Bonus Date if the Participant is an employee or director of a company which is not a Participating Company but which is an Associated Company or a company of which the Company has Control;

     4.1.3  the death of the Participant;

     4.1.4 the Participant ceasing to be in Employment by reason of his Retirement, injury, disability or Redundancy;

     4.1.5 the Participant ceasing to be in Employment more than three years from its Date of Grant by reason of retirement on receipt of a pension under any pension scheme of which he is a member in respect of his Employment;

     4.1.6 the Participant ceasing to be in Employment by reason that his Employment is in a company of which the Company ceases to have Control, or it relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control;

     4.1.7 the Participant reaching age 60 and continuing to be in Employment in which case the right to exercise an Option under this sub-paragraph is available for a period of six months following attainment of such age provided that if he does not exercise such Option within the said period of six months he will nevertheless be able to exercise the Option on the next earliest event covered by this Rule 4.1;

     provided that

     (I) no Option shall be capable of being exercised other than at a time when the Participant is in Employment except in the circumstances described in Rules 4.1.3, 4.1.4, 4.1.5 and 4.1.6; and

     (II) no Option shall be capable of being exercised at a time when paragraph 8 of Schedule 9 to the Act would disqualify the Participant from being granted an Option, nor by the personal representatives of a Participant who was so precluded at the date of his death.

4.2 In no event shall an Option be capable of being exercised in respect of a number of Shares the aggregate Option Prices of which exceed the repayment made (including any bonus or interest but excluding the repayment of any contributions the due date for payment of which falls more than one month after the date on which repayment is made) to the Participant under the related Savings Contract.

4.3 An Option shall lapse to the extent that it has not been exercised by the earliest of:-

     4.3.1 the expiry of six months from the Bonus Date except where the death of the Participant occurs before the expiry of such period;

     4.3.2 if the Participant dies before the Bonus Date, the expiry of twelve months from the date of death of the Participant;

     4.3.3 the expiry of twelve months from the Bonus Date where the death of the Participant occurs within six months after the Bonus Date;

     4.3.4 the expiry of six months from the date on which the Participant ceased to be in Employment in the circumstances described in Rules 4.1.4, 4.1.5 or 4.1.6, except where the death of the Participant occurs before the expiry of such period;

     4.3.5 the date on which the Participant ceases to be in Employment for any reason other than death or any of the circumstances referred to in Rule 4.1.4, 4.1.5 or 4.1.6;

     4.3.6 the Participant's right to continue making the related Savings Contributions lapsing in respect of an Option in accordance with the provisions of the Contractual Savings Scheme before the Participant has made all the Savings Contributions required by the Contractual Savings Scheme unless such Option has already become exercisable under the provisions of this Rule;

     4.3.7 the receipt by the body administering the Contractual Savings Scheme of a Withdrawal Notice in respect of the Savings Contract relative to such Option provided that such Option is not then capable of being exercised; and

     4.3.8  the date on which an Option lapses pursuant to Rule 6.

     The Participant may direct at any time by notice (referred to as a "Withdrawal Notice") given in writing in a form acceptable to the body administering the Contractual Savings Scheme that he wishes such repayment as is then due to him to be made under the Savings Contract relative to any Option and in addition, if such notice is given in respect of the Savings Contract relative to any Option which the Participant then wishes to exercise in whole or in part, notice to that effect shall be given to the Company in such form as the Directors may prescribe (referred to as an "Exercise Notice").

5    MANNER OF EXERCISE OF OPTIONS

5.1 In order to exercise an Option the Participant shall give to the Directors (or their nominated agent) an Exercise Notice stating that the Option is to be exercised on the Date of Exercise in respect of that number of Shares the aggregate Option Prices of which are as nearly as possible equal to, but not in excess of, the US Dollar equivalent at the Exchange Rate of the Sterling amount specified in the Exercise Notice which must be equal to or less than the repayment due under the related Savings Contract that he wishes to be applied in respect of the exercise of the Option. Such Exercise Notice shall be accompanied by payment (or an authority to obtain such payment from the body administering the Savings Contract) in full of the Sterling amount specified. It shall be the responsibility of the Participant to obtain any exchange control consents or other authorities required to enable him to exercise his Option and receive the Shares to be transferred or issued in respect thereof.

5.2 The Date of Exercise shall be the last day of the calendar month following the month in which the Directors receive the Exercise Notice, Option Certificate and Sterling proceeds of repayment under the Savings Contract specified in the Exercise Notice (provided that if such day is not a working day in the United Kingdom the next working day) or, if earlier, the last day of any period referred to in Rule 4.3

5.3 Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary, within thirty days after the Date of Exercise the Parent Company shall arrange for the transfer or issue of the appropriate number of shares and the transferee or allottee shall be entered in the books of the Parent Company in respect of these Shares. The said Shares shall rank in full for all dividends and other rights to which a right arises by reference to a Record Date falling on or after the date on which the transferee or allottee is entered in the books of the Parent Company and shall in all other respects rank pari passu with the other Shares of the same class and shall be acquired subject to the Parent Company's By-laws.

5.4 Where an Option is exercised in part, it shall lapse to the extent of the unexercised balance.

5.5 The Parent Company shall ensure that sufficient Shares are always available to satisfy in full all outstanding Options.

6    Adjustments upon changes in shares

6.1 If any change is made in the shares, or subject to any rights granted under the Plan (through merger, consolidation, reorganisation, recapitalisation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Parent Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of Shares subject to the Plan and the class(es) and number of Shares and price per Share of stock subject to outstanding rights. Such adjustments shall be made by the Directors, the determination of which shall be final, binding and conclusive, subject to the Inland Revenue's consent. (The conversion of any convertible securities of the Parent Company shall not be treated as a "transaction not involving the receipt of consideration by the Parent Company").

6.2  If any person obtains Control of the Parent Company as a result of making

     6.2.1 a general offer to acquire the whole of the issued ordinary share capital of the Parent Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Parent Company; or

     6.2.2 a general offer to acquire all (or substantially all) the shares in the Parent Company which are of the same class as the Shares over which Options have been granted then all outstanding Options shall lapse on the date on which such Control is obtained.

6.3 For the purposes of this Rule 6 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7    Amendment and administration

7.1 The Plan may be amended by resolution of the Directors provided that no amendment shall:

     7.1.1 operate to disadvantage any rights already acquired by a Participant under the Plan without his consent;

     7.1.2 have effect until it has been approved by the Commissioners of Inland Revenue.

7.2 Notwithstanding Rule 7.1.1 but subject to Rule 7.1.2, the Directors may by resolution amend the Plan in any way but only to the extent necessary or desirable to secure or maintain the approval of the Plan by the Commissioners of Inland Revenue under Schedule 9 to the Act.

7.3 Subject as herein otherwise expressly provided the Directors' decision on any matter concerning the Plan shall be final and binding.

7.4  The costs of the operation of the Plan shall be borne by the Company.

7.5 The Plan and Options granted under it shall be governed by and construed in accordance with English Law (except where otherwise stated) and all disputes shall be referred for resolution to the courts of England, provided that issues pertaining to or concerning the Shares and/or the Parent Company shall be governed by and construed in accordance with Delaware Law.

7.6 In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950-1979 shall not apply hereto.

7.7 All notices under the Plan shall be in writing and, if to the Company, shall be either delivered in person to the Company Secretary or sent to the Company's registered office for the time being (or to such other address as the Directors may from time to time specify) and, if to a Participant, shall be delivered personally to him at his place of work or sent by first-class post to the Participant at the address which he shall give in writing to the Company for this purpose, or, failing any such address, his last
     known place of abode.   All notices to the Company, however sent, shall be
     deemed to be served only upon actual receipt thereof by the Company Secretary or (as the case may be) at the appropriate address as determined above. Notices to the Participant shall, if delivered personally to him at his place of work, be deemed to be served upon such delivery and, if sent by first-class post to the appropriate address as determined above, shall be deemed to be served forty-eight hours after the posting to such address of a properly addressed and prepaid envelope containing such notice.

8    TERMINATION

The Directors may at any time resolve that no further offers of participation shall be made under the Plan but in such event the subsisting rights of Participants will not thereby be affected.